Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Post-Effective Amendment No. 2 to Registration Statement No. 333-136987 on Form SB-2, of our report dated September 7, 2007 relating to the consolidated balance sheets of Open Energy Corporation and its subsidiaries as of May 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended, and to the reference of our firm under the heading “Experts” which are included in such Registration Statement, as amended.

/s/ SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP

San Diego, California

January 9, 2008